Exhibit 99(a)

NEWS RELEASE

Cliffs Natural Resources Inc. Reports Second-Quarter 2010 Results

•	Revenue Increases 203% Over Last Year to a Second-Quarter Record of $1.18 Billion; Net Income Reaches $260.7 Million, or $1.92 Per Diluted Share

•	North American Coal Delivers Profitable Quarter with Over $23 Million Sales Margin Contribution

CLEVELAND—July 28, 2010—Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) today reported second-quarter results for the period ended June 30, 2010. Consolidated revenues were up 203% for the second quarter to a record of $1.18 billion, from $390.3 million in the same quarter last year. The increase was driven by higher sales volume and pricing in each of Cliffs’ business segments, reflecting an improvement in demand for steelmaking raw materials from the comparable quarter in 2009.

Joseph A. Carrabba, Cliffs’ chairman, president and chief executive officer, said, “We believe the impressive results delivered in the second quarter mark a milestone for our Company. Each of our segments generated strong year-over-year profits, including a shift to profitability in North American Coal. The actions taken in recent years under our strategy to grow as a diversified mining company are contributing significant momentum to our earnings and cash generation potential. Our recently announced acquisitions of INR Energy’s coal operations and Spider Resources will continue to strengthen the Company as we gain additional exposure to high-growth markets.”

Operating income for the second quarter was $365.8 million, versus an operating loss of $17.3 million in the same quarter last year. The swing was driven by improved fundamentals in the markets for the Company’s products, reflected in increased volumes and profitability in all of Cliffs’ business segments.

Second-quarter 2010 net income increased to $260.7 million, or $1.92 per diluted share, from $45.5 million, or $0.36 per diluted share, in the second quarter of 2009.

North American Iron Ore

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

North American Iron Ore Sales (Long Tons) - In Thousands	6,602	2,319	11,020	4,340

Sales Margin - In Millions
Revenues from product sales and services	$714.8	$262.8	$1,172.1	$451.1
Cost of goods sold and operating expenses	506.3	229.2	854.1	432.5

Sales margin	$208.5	$33.6	$318.0	$18.6

Sales Margin - Per Ton
Revenues from product sales and services*	$99.80	$98.88	$97.28	$88.32
Cash cost**	63.52	77.88	62.99	76.66
Depreciation, depletion and amortization	4.70	6.51	5.43	7.37

Cost of goods sold and operating expenses*	68.22	84.39	68.42	84.03

Sales margin	$31.58	$14.49	$28.86	$4.29

*	Excludes revenues and expenses related to freight, which is offsetting and has no impact on sales margin.
**	Cash cost per ton is defined as Cost of goods sold and operating expenses per ton less Depreciation, depletion and amortization per ton.

Second-quarter 2010 North American Iron Ore pellet sales volume was 6.6 million tons, a 185% increase from the 2.3 million tons sold in the second quarter of 2009. The increase in sales volume is attributed to a stronger demand for iron ore pellets, reflecting current North American steel industry capacity utilization of more than 70% compared to an average utilization rate of approximately 45% for the same period in 2009. Consistent with first-quarter results, the successful marketing of additional iron ore pellets available for sale from Cliffs’ acquisition of its former partners’ interests in Wabush Mines also contributed to second quarter’s increase in sales volume over prior year.

North American Iron Ore revenues per ton were $99.80 during the second quarter, compared to $98.88 in the second quarter of 2009. Cliffs indicated that the sales volume for the current quarter contained approximately 2 million “carry-over” tons from 2009 at significantly lower prices. In addition, Cliffs noted that revenue per ton in the second quarter of 2009 was much higher than its average full-year 2009 realization of approximately $83 per ton. This was due to an atypical combination of customer sales and very low sales volume in the year-ago quarter.

Cost per ton in North American Iron Ore was $68.22, down 19% from $84.39 in the year-ago quarter. The decrease was driven primarily by higher volume and resulting leverage over fixed costs, combined with lower energy-related expenses. This was partially offset by higher profit sharing-related expenses and the effect of Cliffs 100% ownership of Wabush Mines.

North American Iron Ore Production

(Long Tons of Pellets of 2,240 Pounds) - In Millions	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Total North American Iron Ore Mine Production	7.9	3.1	13.8	8.9

Cliffs Natural Resources Equity Share of Total Production	6.0	2.3	11.3	6.2

North American Coal

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

North American Coal Sales (Short Tons) - In Thousands	719	289	1,381	783

Sales Margin - In Millions
Revenues from product sales and services	$116.2	$30.8	$197.3	$87.3
Cost of goods sold and operating expenses	93.2	49.9	184.9	135.2

Sales margin	$23.0	$(19.1)	$12.4	$(47.9)

Sales Margin - Per Ton
Revenues from product sales and services*	$144.65	$93.77	$125.34	$94.76
Cash cost**	96.94	129.41	99.71	132.31
Depreciation, depletion and amortization	15.72	30.45	16.65	23.63

Cost of goods sold and operating expenses*	112.66	159.86	116.36	155.94

Sales margin	$31.99	$(66.09)	$8.98	$(61.18)

*	Excludes revenues and expenses related to freight, which is offsetting and has no impact on sales margin.
**	Cash cost per ton is defined as Cost of goods sold and operating expenses per ton less Depreciation, depletion and amortization per ton.

North American Coal sales volume in the second quarter of 2010 reached 719,000 short tons, a 149% increase from the 289,000 tons sold in second-quarter 2009, as customers in the United States and Europe began increasing coke production rates to support higher year-over-year steelmaking utilization rates.

Revenue per ton in the business segment increased to $144.65, a 54% increase over 2009. Cost per ton declined 30% to $112.66 from $159.86 in the second quarter last year. As a result, the North American Coal business segment reported $23.0 million in sales margin for the second quarter, its best performance since Cliffs acquired the business in mid-2007.

North American Coal Production

(Short Tons of Coal of 2,000 Pounds) - In Thousands	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Total North American Coal Mine Production	784	281	1,458	718

Asia Pacific Iron Ore

	Three Months Ended June 30,		Six Months Ended June 30,
	2010(1)	2009(2)	2010	2009

Asia Pacific Iron Ore Sales (Tonnes) - In Thousands	2,216	1,555	4,322	3,755

Sales Margin - In Millions
Revenues from product sales and services	$272.7	$91.8	$468.9	$240.1
Cost of goods sold and operating expenses	137.9	91.7	256.1	199.8

Sales margin	$134.8	$0.1	$212.8	$40.3

Sales Margin - Per Tonne
Revenues from product sales and services	$123.06	$59.04	$108.49	$63.94
Cash cost*	37.82	38.01	40.75	37.44
Depreciation, depletion and amortization	24.41	20.96	18.51	15.77

Cost of goods sold and operating expenses	62.23	58.97	59.26	53.21

Sales margin	$60.83	$0.07	$49.23	$10.73

(1)	2010 Revenue, Cost of goods sold and all per-tonne figures have been adjusted downward for approximately $37 million of revenue and $2.4 million of additional cost related to Q1 2010 retroactive adjustments for final Q1 2010 iron ore lump and fines pricing.
(2)	2009 Revenue, Cost of goods sold and all per-tonne figures have been adjusted upward for approximately $18 million of revenue and $1 million of additional cost related to Q1 2009 retroactive adjustments for final 2009 iron ore lump and fines pricing.
*	Cash cost per tonne is defined as Cost of goods sold and operating expenses per tonne less Depreciation, depletion and amortization per tonne.

Second-quarter 2010 Asia Pacific Iron Ore sales volume was 2.2 million tonnes, a 43% increase over the sales volume of 1.6 million tonnes in second-quarter 2009.

In the Company’s first-quarter 2010 results Cliffs recognized revenue assuming certain lagging quarterly pricing mechanisms being adopted by major Australian producers. Pricing mechanisms discussed with customers for the seaborne iron ore market continued to change through the second quarter of 2010. The Company settled final first-quarter prices, resulting in a $37 million favorable adjustment to record the additional revenue collected in excess of the first quarter assumed price increase.

Adjusting for the $37 million in revenue related to first-quarter shipments, second-quarter revenue per tonne in Asia Pacific Iron Ore was $123.06, compared with $59.04 in 2009, or up over 100% from last year.

Per-tonne cost of goods sold increased 5% in the second quarter of 2010 to $62.23 from $58.97 in the second quarter of 2009. The increase in expenses was primarily driven by utilization of higher-cost long-term stockpiles.

Asia Pacific Iron Ore Production

(Tonnes of Lump or Fines of 2,205 Pounds) - In Millions	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Total Asia Pacific Iron Ore Mine Production	2.1	2.1	4.2	3.8

Sonoma Coal and the Amapá Iron Ore Project

In the second quarter of 2010, Cliffs’ share of sales volume for its 45% economic interest in Sonoma Coal was 380,000 tonnes. Revenues and sales margin generated for Cliffs were $43.8 million and $14.8 million, respectively. Revenue per tonne at Sonoma was $115.20 with costs of $76.24 per tonne.

Cliffs has a 30% ownership interest in the Amapá Iron Ore Project. During the second quarter, Amapá produced a total of approximately 900,000 tonnes. The project produced equity income of $9.1 million for Cliffs’ share of the project. The project was essentially break-even for the quarter, but benefited from a reversal of a debt guarantee and certain other accruals.

Capital Structure, Cash Flow and Liquidity

At quarter-end, Cliffs had $527.5 million of cash and cash equivalents and $725 million in long-term debt. Cliffs had no borrowings on its $600 million revolving credit facility. At Dec. 31, 2009, Cliffs had $502.7 million of cash and cash equivalents, $525 million in long-term debt and no borrowings on its credit facility.

Subsequent to the end of the quarter, Cliffs announced its entry into a definitive agreement to acquire INR’s coal operations for $757 million. In addition, Cliffs indicated that after completing its tender offer, it now owns approximately 85% of junior exploration company, Spider Resources, and intends to proceed with a “squeeze-out” transaction to acquire the remaining shares. The total cash outflow to acquire Spider Resources is expected to be approximately $120 million. Both transactions are expected to be financed in the near term with available liquidity, including cash on hand and the Company’s $600 million credit facility.

Depreciation, depletion and amortization in the second quarter was $88.5 million. Year-to-date, Cliffs has generated approximately $235.7 million in cash from operations.

Outlook

Cliffs’ 2010 outlook assumes steel utilization rates will remain static for the remainder of the year. The ongoing changes in pricing mechanisms replacing the historic benchmark systems for iron ore and metallurgical coal are resulting in a more fluid and uncertain near-term pricing environment for these commodities. Cliffs remains in discussions with customers regarding how its current supply agreements will take into account these new mechanisms. In addition, pricing mechanisms closer to spot rates appear to be developing in Asia Pacific. These discussions may result in changes to the pricing mechanisms currently used with various customers and could impact sales prices realized in current and future periods. This could have a material effect on the Company’s results of operations. Accordingly, the outlook below is subject to change based on these and other factors.

North American Iron Ore Outlook

Cliffs said it is maintaining its 2010 North American Iron Ore sales volume expectations of approximately 27 million tons and revenue per ton of $107 - $112.

As the replacement of what has historically been the annual benchmark settlement evolves, Cliffs continues to work with customers individually to determine final 2010 pricing. Currently the Company has determined pricing mechanisms or final pricing for approximately 45% of its 2010 expected sales volume. In addition, the Company has market-indicative provisional pricing in place for approximately 20% of the 2010 expected sales volume, with pricing for the remaining tons subject to arbitration processes. A significant amount of the provisionally priced volumes are priced at an average increase of 90% for blast furnace pellets from the 2009 seaborne price. The Company believes it will ultimately achieve this 90% increase or better and continues to work with those customers to finalize pricing.

In addition, the outlook of $107 - $112 per ton assumes the following:

•	A 90% average annual increase in blast furnace pellets from the 2009 seaborne price,

•	A range for hot band steel pricing of $600 - $700 per ton.

This expectation also considers various contract provisions, lag-year adjustments and pricing caps and floors contained in certain supply agreements. Actual realized average revenue per ton for the full year will ultimately depend on the percentage increase for blast furnace pellets from the 2009 seaborne pellet settlement price, sales volume levels, customer mix, production input costs and/or steel prices (all factors in the Company’s formula-based pricing in the North American Iron Ore business segment).

Cliffs also said the following approximate sensitivities would impact its actual realized price:

•

For every 10% change from a 90% price increase for blast furnace pellets in 2010, Cliffs would expect its average realized revenue per ton in North American Iron Ore to change by approximately $3; and,

•	For every $25 change from the estimated 2010 hot rolled steel prices noted above, Cliffs would expect its average revenue per ton in North American Iron Ore to change by $0.60.

During the quarter, Cliffs became a party to arbitration with two of its North American Iron Ore customers. The Company indicated that one of these arbitrations could pose a risk to the revenue per ton outlook above, should it not settle prior to year end. The resulting negative impact on 2010 revenue recognition is estimated to be approximately $11 per ton. Despite the timing, the Company strongly believes that the tons currently subject to the arbitration process will ultimately be settled in its favor and the additional revenue would be recognized upon settlement.

Cliffs indicated it expects North American Iron Ore 2010 production of approximately 26 million tons, up from its previous expectation of 25 million tons. At this production level, 2010 cost per ton is expected to be $65 - $70, with approximately $5 per ton comprised of depreciation, depletion and amortization.

North American Coal Outlook

The Company said it is maintaining its 2010 North American Coal sales and production volume expectations of approximately 3.4 million tons in 2010.

Cliffs currently has approximately 80% of this volume priced and under contractual obligation, 10% contracted awaiting pricing and plans to sell the remaining uncommitted production on a spot basis, primarily in the fourth quarter of 2010. As a result, and assuming current market prices for all spot sales, Cliffs expects revenue per ton in North American Coal to reach $140 - $145 f.o.b. mine.

In 2010, Cliffs anticipates cost per ton of approximately $110 - $115, with approximately $13 per ton comprised of depreciation, depletion and amortization.

As stated above, subsequent to the close of second quarter, Cliffs entered into a definitive agreement to acquire all of the coal operations of privately owned INR Energy, LLC, a producer and exporter of high-volatile metallurgical and thermal coal. These assets are expected to increase Cliffs’ total production capacity to over 7 million tons in 2011. Cliffs anticipates closing this transaction by July 30, 2010. Given the timing of closing, the Company expects the contribution from INR’s operations to have a minimal impact on full year consolidated results.

Asia Pacific Iron Ore Outlook

Asia Pacific Iron Ore 2010 sales volume is expected to increase to 8.8 million tonnes, up from the prior outlook of 8.5 million tonnes. In addition, production volume is expected to increase to 8.8 million tonnes, up from the prior outlook of 8.6 million tonnes. This is primarily the result of earlier-than-anticipated production and sales volume from the Company’s Cockatoo Island joint venture in Western Australia. As indicated above, Cliffs reached final pricing with its customers for the first and second quarter pricing. The Company is in negotiation with customers for third quarter pricing using a variety of pricing mechanisms, including in some cases shorter pricing periods resembling spot market prices. Considering this and assuming spot prices as of July 15, 2010 for all remaining 2010 volumes, Cliffs now expects to achieve higher 2010 revenue per tonne in Asia Pacific Iron Ore of $110 - $115. Costs per tonne are expected to be approximately $55 - $60, consistent with previous guidance.

The following table provides a summary of Cliffs’ 2010 guidance for its three business segments:

2010 Outlook Summary
	North American Iron Ore		North American Coal (1)		Asia Pacific Iron Ore
	Current Outlook	Previous Outlook	Current Outlook	Previous Outlook	Current Outlook	Previous Outlook
Sales volume (million tons/tonnes)	27.0	27.0	3.4	3.4	8.8	8.5

Revenue per ton/tonne	$107 - $112	$107 - $112	$140 - $145	$140 - $145	$110 - $115	$100 - $105

Cost per ton/tonne	$65 - $70	$65 - $70	$110 - $115	$110 - $115	$55 - $60	$55 - $60

(1)	North American Coal outlook excludes the impact from the announced acquisition of INR’s coal operations.

Outlook for Sonoma Coal and the Amapá Iron Ore Project

Cliffs has a 45% economic interest in Sonoma Coal. In 2010, the Company expects equity sales and production volume of approximately 1.6 million tonnes, with an approximate 65%/35% mix between thermal and metallurgical coal, respectively. As a result of additional coking coal yields and marginally improved pricing expectations, Cliffs increased its average revenue per tonne expectation to $110 - $115, up from a previous expectation of $105 - $110. Per-tonne costs are expected to be $80 - $85.

Cliffs has a 30% interest in the Amapá Iron Ore Project. Assuming a 90% increase in prices for iron ore concentrate products, Cliffs expects the project to be modestly profitable in 2010.

SG&A Expenses and Other Expectations

SG&A expenses are anticipated to be approximately $180 million in 2010, up from a previous expectation of $165 million. The increased expectation is primarily driven by increased Sonoma performance-related royalties.

In addition, Cliffs has previously stated it expects to incur costs of approximately $25 million to $30 million related to global exploration efforts, as well as $10 million related to its acquired chromite project in Ontario, Canada.

The Company anticipates a full-year tax rate of approximately 30% for 2010. Depreciation and amortization are expected to be approximately $300 million.

2010 Capital Budget Update and Other Uses of Cash

Based on the above guidance, Cliffs expects to generate more than $1.5 billion in cash from operations in 2010, which assumes all arbitrations are resolved and final pricing is reached in North American Iron Ore by year end. The Company expects capital expenditures of approximately $250 million.

As indicated above, Cliffs expects cash outflows of nearly $900 million related to its acquisitions of INR’s coal operations and Spider Resources.

Cliffs will host a conference call to discuss its second-quarter 2010 results tomorrow, July 29, 2010, at 10 a.m. ET. The call will be broadcast live on Cliffs’ website: www.cliffsnaturalresources.com. A replay of the call will be available on the website for 30 days.

To be added to Cliffs Natural Resources’ e-mail distribution list, please click on the link below:

http://www.cpg-llc.com/clearsite/clf/emailoptin.html

About Cliffs Natural Resources Inc.

Cliffs Natural Resources Inc. is an international mining and natural resources company. A member of the S&P 500 Index, we are the largest producer of iron ore pellets in North America, a major supplier of direct-shipping lump and fines iron ore out of Australia and a significant producer of metallurgical coal. With core values of environmental and capital stewardship, our colleagues across the globe endeavor to provide all stakeholders operating and financial transparency as embodied in the Global Reporting Initiative (GRI) framework. Our Company is organized through three geographic business units:

The North American business unit is comprised of six iron ore mines owned or managed in Michigan, Minnesota and Canada and two coking coal mining complexes located in West Virginia and Alabama. The Asia Pacific business unit is comprised of two iron ore mining complexes in Western Australia and a 45% economic interest in a coking and thermal coal mine in Queensland, Australia. The Latin American business unit includes a 30% interest in the Amapá Project, an iron ore project in the state of Amapá in Brazil.

Other projects under development include a biomass production plant in Michigan and Ring of Fire chromite properties in Ontario, Canada. Over recent years, Cliffs has been executing a strategy designed to achieve scale in the mining industry and focused on serving the world’s largest and fastest growing steel markets.

News releases and other information on the Company are available on the Internet at:

http://www.cliffsnaturalresources.com or

www.cliffsnaturalresources.com/Investors/Pages/default.aspx?b=1041&1=1

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including: the ability to reach agreement with our iron ore customers regarding modifications to sales contract pricing escalation provisions to reflect the migration from annual international benchmark prices to a quarterly or spot-based pricing mechanism in a timely manner; the ability to close the proposed acquisition of INR Energy, LLC, which is subject to the satisfaction or waiver of certain closing conditions, as well as the ability to successfully integrated INR into our operations if the acquisition is consummated; changes in the sales volumes or mix; the impact of any increases or decreases in international prices for iron ore and/or metallurgical coal resulting from the global economic crisis; the impact of price-adjustment factors on our sales contracts; changes in demand for iron ore pellets by North American integrated steel producers, or changes in Asian iron ore demand due to changes in steel utilization rates, operational factors, electric furnace production or imports into the United States and Canada of semi-finished steel or pig iron; the impact of consolidation and rationalization in the steel industry; availability of capital equipment and component parts; availability of float capacity; ability to maintain adequate liquidity and our ability to access capital markets; changes in the financial condition of our partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability to achieve expected production levels; reductions in current resource estimates; impacts of increasing governmental regulation including failure to receive or maintain required environmental permits; problems with productivity, third party contractors, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, transportation, mine closure obligations and employee benefit costs; the ability to identify, acquire and integrate strategic acquisition candidates; risks associated with operations in multiple countries and the effect of these various risks on our future cash flows, debt levels, liquidity and financial position.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report and Reports on Form 10-K, Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cliffs Natural Resources’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

SOURCE: Cliffs Natural Resources Inc.

INVESTOR AND FINANCIAL MEDIA CONTACTS:

Steve Baisden

Director, Investor Relations and Corporate Communications

(216) 694-5280

Jessica Moran

Senior Investor Relations Analyst

(216) 694-6532

Christine Dresch

Manager – Corporate Communications

(216) 694-4052

MEDIA CONTACTS:

Dale Hemmila

District Manager, Public Affairs-Michigan

(906) 475-3870

Maureen Talarico

District Manager, Public Affairs-Minnesota

(218) 279-6120

James Kosowski

District Manager, Public Affairs-West Virginia and Alabama

(304) 256-5224

FINANCIAL TABLES FOLLOW

# # #

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES

STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$1,116.2	$353.1	$1,787.7	$774.2
Freight and venture partners’ cost reimbursements	68.1	37.2	124.3	80.9

	1,184.3	390.3	1,912.0	855.1
COST OF GOODS SOLD AND OPERATING EXPENSES	(769.6)	(402.0)	(1,347.3)	(824.4)

SALES MARGIN	414.7	(11.7)	564.7	30.7
OTHER OPERATING INCOME (EXPENSE)
Selling, general and administrative expenses	(45.3)	(23.4)	(89.7)	(55.2)
Exploration expenses	(4.9)	—	(6.5)	—
Casualty recoveries	—	—	3.3	—
Royalties and management fee revenue	2.7	1.3	4.9	3.7
Gain (loss) on sale of assets	0.8	(0.5)	2.6	0.5
Miscellaneous - net	(2.2)	17.0	(0.1)	14.4

	(48.9)	(5.6)	(85.5)	(36.6)

OPERATING INCOME (LOSS)	365.8	(17.3)	479.2	(5.9)
OTHER INCOME (EXPENSE)
Gain on acquisition of controlling interests	—	—	60.6	—
Changes in fair value of foreign currency contracts, net	(10.0)	79.3	(7.7)	76.0
Interest income	2.7	2.4	5.1	5.8
Interest expense	(13.3)	(10.0)	(23.5)	(19.3)
Other non-operating income (expense)	6.5	(1.3)	7.2	(0.8)

	(14.1)	70.4	41.7	61.7

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY INCOME (LOSS) FROM VENTURES	351.7	53.1	520.9	55.8
INCOME TAX BENEFIT (EXPENSE)	(99.3)	17.6	(171.6)	16.5
EQUITY INCOME (LOSS) FROM VENTURES	8.2	(25.5)	4.8	(34.7)

NET INCOME	260.6	45.2	354.1	37.6
LESS: NET (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	(0.1)	(0.3)	(0.1)	(0.5)

NET INCOME ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$260.7	$45.5	$354.2	$38.1

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC	$1.93	$0.36	$2.62	$0.32

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED	$1.92	$0.36	$2.60	$0.32

AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	135,319	125,055	135,247	119,148
Diluted	136,134	125,779	136,041	119,785

CASH DIVIDENDS PER SHARE	$0.14	$0.04	$0.2275	$0.1275

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES

STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	June 30, 2010	December 31, 2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$527.5	$502.7
Accounts receivable	255.3	103.5
Inventories	371.8	272.5
Supplies and other inventories	129.0	102.7
Derivative assets	157.6	51.5
Deferred and refundable taxes	98.4	61.4
Other current assets	91.0	66.9

TOTAL CURRENT ASSETS	1,630.6	1,161.2
PROPERTY, PLANT AND EQUIPMENT, NET	2,985.2	2,592.6
OTHER ASSETS
Investments in ventures	505.7	315.1
Goodwill	87.1	74.6
Intangible assets, net	170.9	114.8
Deferred income taxes	70.3	151.1
Other non-current assets	186.5	229.9

TOTAL OTHER ASSETS	1,020.5	885.5

TOTAL ASSETS	$5,636.3	$4,639.3

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$234.1	$178.9
Accrued expenses	209.9	155.8
Deferred revenue	100.2	105.1
Taxes payable	68.0	41.2
Other current liabilities	102.1	89.4

TOTAL CURRENT LIABILITIES	714.3	570.4
POSTEMPLOYMENT BENEFIT LIABILITIES	498.0	445.8
LONG-TERM DEBT	725.0	525.0
BELOW-MARKET SALES CONTRACTS	196.3	153.3
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	170.2	124.3
DEFERRED INCOME TAXES	151.2	70.8
OTHER LIABILITIES	190.4	212.7

TOTAL LIABILITIES	2,645.4	2,102.3

EQUITY
CLIFFS SHAREHOLDERS’ EQUITY	2,999.8	2,542.8
NONCONTROLLING INTEREST	(8.9)	(5.8)

TOTAL EQUITY	2,990.9	2,537.0

COMMITMENTS AND CONTINGENCIES

TOTAL LIABILITIES AND EQUITY	$5,636.3	$4,639.3